Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statements (Nos. 333-196541, 333-196950, 333-199646, 333-212658, 333-217131 and 333-221124) on Form S-3 and (Nos. 333-110585, 333-135814, 333-199648 and 333-221781) on Form S-8 of RiceBran Technologies of our report dated April 1, 2019, relating to the consolidated financial statements of RiceBran Technologies, appearing in this Annual Report on Form 10-K of RiceBran Technologies for the year ended December 31, 2018.

/s/ RSM US LLP

RSM US LLP
Houston, TX

April 1, 2019